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                                                                   EXHIBIT 10.15

                  TAX ALLOCATION AND INDEMNIFICATION AGREEMENT



                  TAX ALLOCATION AND INDEMNIFICATION AGREEMENT, dated as of August 20, 1998 (the "Agreement"), by and among Evenflo & Spalding Holdings Corporation ("E&S"), a Delaware corporation, and its direct and indirect subsidiaries (other than Evenflo Company, Inc. and its direct and indirect subsidiaries) (each, an "E&S Subsidiary", and, collectively, the "E&S Group"), and Evenflo Company, Inc. ("Evenflo"), a Delaware corporation, and its direct and indirect subsidiaries (each, an "Evenflo Subsidiary", and, collectively, the "Evenflo Group").

                                   WITNESSETH:

                  WHEREAS, E&S is the common parent of an affiliated group (as defined in Section 1504(a) of the Code) of United States corporations (the "E&S Consolidated Group"), which includes Evenflo, LISCO Feeding, Inc., a Delaware corporation ("LISCO Feeding") and LISCO Furniture, Inc., a Delaware corporation ("LISCO Furniture" and, together with LISCO Feeding, the "Evenflo United States Subsidiaries" and the Evenflo United States Subsidiaries, together with Evenflo, the "Evenflo Consolidated Group"), that has elected to file consolidated United States federal income tax returns;

                  WHEREAS, the members of the E&S Consolidated Group, including the members of the Evenflo Consolidated Group, are parties to the Consolidated Federal Income Tax Liability Allocation Agreement among E&S Holdings Corporation and its Subsidiaries, dated as of September 30, 1993 (the "Old Tax Sharing Agreement");

                  WHEREAS, LISCO, Inc., a Delaware corporation and an indirect wholly-owned subsidiary of E&S, proposes to sell a portion of the Evenflo common stock that it currently owns;

                  WHEREAS, as a result of such sale of Evenflo common stock, Evenflo and the Evenflo United States Subsidiaries will no longer be considered members of the E&S Consolidated Group for United States federal income tax purposes and, thus, will no longer be eligible to file consolidated United States federal income tax returns with E&S and the other members of the E&S Consolidated Group; and

                  WHEREAS, Evenflo and the other members of the Evenflo Group, on the one hand, and E&S and the other members of the E&S Group, on the other hand, desire to (x) terminate their respective rights, duties and obligations under the Old Tax Sharing Agreement with respect to each other, (y) allocate the tax burdens and benefits for taxable years or periods ending on or prior to the Disaffiliation Date and (z) provide for certain other tax matters, including the apportionment of tax attributes, the assignment of responsibility for the preparation and filing

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of Tax Returns and the prosecution and defense of any Tax controversies;

                  NOW, THEREFORE, in consideration of the agreements and mutual covenants contained herein, the parties hereto agree as follows:

                  Section 1. Definitions. As used in this Agreement, the following terms shall have the following meaning:

                           "Affiliate" shall mean, with respect to any entity,
any other individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust or unincorporated organization which directly or indirectly controls, is controlled by or is under common control with such entity.

                           "Code" shall mean the Internal Revenue Code of 1986,
as amended.

                           "Disaffiliation Date" shall mean the date on which
the members of the Evenflo Consolidated Group are no longer eligible to file a consolidated United States federal income tax return with E&S and the other members of the E&S Consolidated Group.

                           "Tax" or "Taxes" shall mean any federal, state, local
or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value added, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any governmental authority.

                           "Tax Return" shall mean any return, report or similar
statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

                  Section 2. Termination of Prior Agreement. Except to the extent expressly provided herein and in paragraph 9 of the Old Tax Sharing Agreement, the rights, duties and obligations of Evenflo and the Evenflo United States Subsidiaries (and, to the extent applicable, any other member of the Evenflo Group) under the Old Tax Sharing Agreement shall terminate on the Disaffiliation Date and the terms of this Agreement shall govern the matters described herein and in the Old Tax Sharing Agreement. The terms of the Old Tax Sharing Agreement shall remain in full force and effect after the Disaffiliation Date with respect to the members of the E&S Consolidated Group, other than the members of the Evenflo Consolidated Group and the other members of the Evenflo Group. Except as expressly provided herein and in paragraph 9 of the Old Tax Sharing Agreement, on
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and after the Disaffiliation Date, the terms of this Agreement shall supersede the terms of the Old Tax Sharing Agreement as they pertain to the rights, duties and obligations of the Evenflo Group with regard to the members of the E&S Group and vice versa.

                  Section 3. Filing of Tax Returns and Payment of Taxes. (a) E&S shall be responsible for preparing and filing all consolidated United States federal income tax returns that include Evenflo and/or any of the Evenflo United States Subsidiaries for all taxable years or periods ending on or prior to, or including, the Disaffiliation Date. E&S shall cause all such consolidated returns to be prepared and filed timely. E&S also shall be responsible for preparing and filing any consents to, and/or requests for, an extension of time for filing such consolidated returns or any related information or similar returns. E&S shall provide Evenflo with copies of such consolidated returns for its review at least 30 days prior to the date such returns are required to be filed and shall furnish Evenflo a copy of such returns (as filed) promptly after such returns have been filed. Subject to its right to reimbursement hereunder, E&S shall be responsible for, and shall pay or cause to be paid timely, all United States federal income taxes shown as due and owing on such consolidated returns.

                  (b) Evenflo and each of the Evenflo United States Subsidiaries shall furnish to E&S (or its designated representatives) on a timely basis such information, schedules, analysis and any other items as are necessary, or are reasonably requested by E&S, to allow E&S to prepare and file timely the consolidated United States federal income tax returns described in (a) above.

                  (c) Evenflo and each of the Evenflo United States Subsidiaries shall pay to E&S the amount of United States federal income taxes that such entities are required to pay with respect to any consolidated United States federal income tax return filed by E&S with respect to any taxable year or period ending on or prior to, or including, the Disaffiliation Date as determined in accordance with paragraph 2 of the Old Tax Sharing Agreement.

                  (d) E&S may, in its sole and absolute discretion, file amended consolidated United States federal income tax returns for any taxable year or period ending on or prior to the Disaffiliation Date. If any such amended return affects or relates to Evenflo or the Evenflo United States Subsidiaries, E&S shall provide Evenflo with a copy of such amended return for its review at least 30 days prior to the filing of such amended return and furnish a copy of such amended return to Evenflo (as filed) promptly after such amended return has been filed. Neither Evenflo nor the Evenflo United States Subsidiaries may file an amended consolidated United States federal income tax return for, or on behalf of, the E&S Consolidated Group for any taxable year or period ending on or prior to the Disaffiliation Date.
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                  (e) Evenflo and the Evenflo Subsidiaries shall be responsible for preparing and filing any Tax Return (each an "Evenflo Separate Return") that is not required to be filed on a consolidated, combined or unitary basis with E&S or any E&S Subsidiary. Evenflo and/or the Evenflo Subsidiaries shall be responsible for, and shall pay or cause to be paid, all Taxes shown as due and owing on any Evenflo Separate Return.

                  (f) E&S and the E&S Subsidiaries also shall be responsible for preparing and filing any Tax Return (each an "E&S Separate Return") that is not required to be filed on a consolidated, combined or unitary basis with Evenflo or any Evenflo Subsidiary. E&S and/or the E&S Subsidiaries shall be responsible for, and shall pay or cause to be paid, all Taxes shown as due and owing on any E&S Separate Return.

                  (g) For all taxable years or years beginning after the Disaffiliation Date, (i) E&S shall be responsible for filing, or causing to be filed, all Tax Returns required to filed by, or on behalf of, (w) the E&S Consolidated Group or any member thereof or (x) any other E&S Subsidiary, and
(ii) Evenflo shall be responsible for filing, or causing to be filed, all Tax Returns required to be filed by, or on behalf of, (y) the Evenflo Consolidated Group or any member thereof or (z) any other Evenflo Subsidiary. E&S shall be responsible for, and shall pay or cause to be paid, all Taxes shown as due and owing on any Tax Return described in (i) above, and Evenflo shall be responsible for, and shall pay or cause to be paid, all Taxes shown as due and owing on any Tax Return described in (ii) above.

                  Section 4. Tax Refunds and Attributes. (a) The United States federal income tax attributes, including, but not limited to, net operating losses, net capital losses, foreign tax credits, excess charitable contributions, alternative minimum tax credits and research and development tax credits, of the E&S Consolidated Group as of the day before the Disaffiliation Date shall be apportioned among the E&S Consolidated Group and the members of the Evenflo Consolidated Group in accordance with the applicable rules set forth in Treasury Regulation Sections 1.1502-79 and 1.1502-79A; provided, however, that (x) any alternative minimum tax credits shall be allocated and apportioned in accordance with the rules set forth in proposed Treasury Regulation Section 1.1502-55 and (y) any research and development credits shall be allocated and apportioned in accordance with the principles set forth in Treasury Regulation
Section 1.1502-79 and 1.1502-79A.

                  (b) In the event that Evenflo or any Evenflo United States Subsidiary elects to carry back any deduction, loss or credit that is allocated and apportioned to them (the "Evenflo tax attributes"), or that arises in a taxable year or period that begins on or after the Disaffiliation Date, any refund of Taxes that results from the carryback of such Evenflo tax attributes shall be allocable to Evenflo and/or the relevant Evenflo United States Subsidiary, and E&S shall pay the amount of such refund to
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Evenflo within 10 days of the date it receives such refund. If the carryback of such Evenflo tax attributes reduces the United States federal income tax liability of the E&S Consolidated Group for any taxable year or period (e.g., a taxable year or period for which a tax return has not been filed) but does not result in a refund of Taxes, and such tax attributes are considered to have been utilized by a member of the E&S Consolidated Group (other than Evenflo or the Evenflo United States Subsidiaries) pursuant to paragraph 3 of the Old Tax Sharing Agreement, E&S and the relevant E&S Subsidiaries shall pay to Evenflo the amounts required to be paid by them for the utilization of such Evenflo tax attributes under such paragraph 3. In the event that members of the E&S Consolidated Group (other than Evenflo and the Evenflo United States Subsidiaries) also have tax attributes that may be carried back to the same taxable period such tax attributes and the Evenflo tax attributes shall be deemed to be used proportionately.

                  (c) If E&S or any of the E&S Subsidiaries receives any refund of Taxes that is allocable to Evenflo or any of the Evenflo Subsidiaries under paragraph 4 of the Old Tax Sharing Agreement or otherwise, E&S shall pay the amount of such refund to Evenflo within 10 days of the date such refund is received.

                  (d) If E&S or any E&S Subsidiary utilizes an Evenflo tax attribute to reduce their United States federal income tax liability or their liability for taxes under the Old Tax Sharing Agreement, E&S or the relevant E&S Subsidiary shall pay Evenflo or the relevant Evenflo Subsidiary for the use of such Evenflo tax attribute in accordance with paragraph 3 of the Old Tax Sharing Agreement. If Evenflo or any Evenflo United States Subsidiary utilizes a tax attribute of E&S or any E&S Subsidiary to reduce their United States federal income tax liability or their liability for taxes under the Old Tax Sharing Agreement, Evenflo shall pay E&S or the relevant E&S Subsidiary for the use of such tax attribute in accordance with paragraph 3 of the Old Tax Sharing Agreement.

                  Section 5. Contest Provisions. (a) E&S shall have the sole right to represent Evenflo's and/or the Evenflo United States Subsidiaries' interests in any audit or administrative or court proceeding relating to the United States federal income tax liability of Evenflo and/or the Evenflo United States Subsidiaries for any taxable year or period ending on or before, or including, the Disaffiliation Date; provided, however, that E&S may not settle or compromise any issue that would adversely affect Evenflo and/or the Evenflo United States Subsidiaries without the prior written consent of Evenflo, which consent may not be unreasonably withheld. Evenflo and the Evenflo United States Subsidiaries also may participate, at their own expense, in any such audit or administrative or court proceeding.

                  (b) E&S shall be responsible for, and shall control, all audit, administrative or court proceedings related to a E&S Separate Return or the Taxes reported thereon. Evenflo shall be
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responsible for, and shall control, all audit, administrative or court proceedings related to an Evenflo Separate Return or the Taxes reported thereon.

                  (c) E&S shall be responsible for, and shall control, all audit, administrative or court proceedings related to the United States federal income tax liability of the E&S Consolidated Group for all taxable years or periods beginning on or after the Disaffiliation Date, and Evenflo shall be responsible for, and shall control all audit, administrative or court proceedings related to the United States federal income tax liability of the Evenflo Consolidated Group for all taxable years or periods beginning on or after the Disaffiliation Date.

                  Section 6. Audit Adjustments. (a) If (i) the United States federal income tax liability of the E&S Consolidated Group for any taxable year or period ending on or before, or including, the Disaffiliation Date is increased (whether by reason of the filing of an amended return or refund claim, or as a result of an IRS audit or judicial decision) and (ii) any part of such increase is attributable to Evenflo and/or an Evenflo Subsidiary, the liability of Evenflo and/or the relevant Evenflo Subsidiary for such taxes shall be redetermined in accordance with paragraphs 2, 3 and 4 of the Old Tax Sharing Agreement and Evenflo and the Evenflo Subsidiaries shall be jointly and severally liable to pay E&S any amounts required to be paid by Evenflo or the relevant Evenflo Subsidiary under the Old Tax Sharing Agreement as a result of such redetermination; provided, however, that Evenflo and the Evenflo Subsidiaries shall not be required to pay any amount hereunder in respect of any Taxes that are paid or indemnified by Abarco, N.V. ("Abarco") under Article VIII of the Recapitalization and Stock Purchase Agreement, dated as of August 15, 1996, by and among Strata Holdings L.P., E&S Holdings Corporation and Abarco (the "Abarco Tax Indemnity").

                  (b) If (i) the United States federal income tax liability of the E&S Consolidated Group is adjusted or redetermined for any taxable year or period ending on or before the Disaffiliation Date and (ii) as a result of such adjustment or redetermination, the E&S Consolidated Group utilizes tax attributes that are, or would have been, allocated and apportioned to members of the Evenflo Consolidated Group but for such utilization, then E&S and the relevant E&S Subsidiaries shall pay to Evenflo the amounts required to be paid for the utilization of such tax attributes under paragraphs 3 and 4 of the Old Tax Sharing Agreement. In the event that members of the E&S Consolidated Group (other than Evenflo or the Evenflo United States Subsidiaries) also have tax attributes that also may be utilized in the same taxable year or period as the Evenflo tax attributes described in this Section 5(b), such E&S and Evenflo tax attributes shall be deemed to be used proportionately.

                  (c) If (and to the extent that) E&S or any E&S Subsidiary receives any amount from Abarco under the Abarco Tax Indemnity that is attributable to any Taxes that were actually
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paid by Evenflo or an Evenflo Subsidiary, E&S shall pay such amounts to Evenflo within 10 days of its receipt of such amount.

                  Section 7. Tax Indemnity. E&S and the E&S Subsidiaries shall jointly and severally indemnify and hold harmless Evenflo and the Evenflo Subsidiaries from and against any Taxes imposed on Evenflo or the Evenflo Subsidiaries solely as a result of their being a member of the E&S Consolidated Group pursuant to Treasury regulation Section 1.1502-6 or any similar provision of state, local or foreign law.

                  Section 8. State, Local and Foreign Taxes. The principles set forth herein also shall apply and govern the allocation of any state, local and/or foreign tax liabilities and benefits for taxable years or periods ending on or before, or including, the Disaffiliation Date, the apportioning of any tax attributes allocable to the relevant parties and the assigning of responsibility for preparing and filing any state, local or foreign consolidated, combined or unitary tax returns and prosecuting or defending any controversies or other matters with respect thereto with respect to any state, local and/or foreign income or franchise taxes in any state, local and/or foreign jurisdiction where Evenflo or any Evenflo Subsidiary has elected or has been required to file an income or franchise tax return on a consolidated, combined, unitary or other similar basis with E&S or any E&S Subsidiary.

                  Section 9. Alternative Minimum Tax. The principles of this agreement also shall apply for purposes of determining the alternative minimum tax liability of Evenflo and the Evenflo United States Subsidiaries for all taxable years or periods ending on or before the Disaffiliation Date.

                  Section 10. Assistance and Cooperation. After the Disaffiliation Date, each of E&S and Evenflo shall (and shall cause their respective Affiliates to) provide each other with such cooperation and information as either of them may reasonably request from the other for purposes of (x) filing any Tax Return, amended Tax Return or refund claim, (y) determining a Tax liability or a right to a refund of Taxes or (z) participating in or conducting any audit, administrative, judicial or other proceeding with respect to Taxes or otherwise in connection with contesting any Tax liability. Each of the parties hereto and their respective Affiliates shall give the other party timely notice of any pending or threatened Tax audits or proceeding that may have an effect on the Tax liability of such other party or its Affiliates. Any information obtained by any party under this Section 10 shall be kept confidential except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund, or in connection with an audit or other administrative or judicial proceeding relating to Taxes or the Tax liability of such party.
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                  Section 11.  General Provisions.

                  (a) Effectiveness. This Agreement will be effective from and after the Disaffiliation Date.

                  (b) Entire Agreement; Binding Effect. This Agreement constitutes the entire agreement between the parties hereto and supersedes all other agreements and understandings, both written and oral, between such parties with respect to the subject matter hereof, including, except as expressly provided otherwise herein, the Old Tax Sharing Agreement. This Agreement may not be assigned by either party (by operation of law or otherwise) without the prior written consent of the other party.

                  (c) Severability. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable, the enforceability of the remaining provisions hereof will not in any way be affected or impaired thereby.

                  (d) Applicable Law. This Agreement shall be governed by and be construed in accordance with the laws of the State of New York, without giving effect to the principles thereof relating to conflicts of laws.

                  (e) Notices. All notices, requests and other communications hereunder shall be in writing and shall be deemed given if delivered personally, if telecopied (only if confirmed), if sent by FedEx or other overnight courier or delivery service, or if mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses or facsimile numbers:

                  (a) if to E&S:

                           Evenflo & Spalding Holdings Corporation
                           425 Meadow Street
                           Chicopee, Massachusetts 01020
                           Attention: Wade Lewis, Acting Chief Financial Officer
                           Telephone: (413) 493-6205
                           Facsimile: (413) 535-2799

                  (b)  if to Evenflo:

                           Evenflo Company, Inc.
                           Northwoods Business Center II
                           707 Crossroads Court
                           Vandalia, Ohio 45377
                           Attention: Daryle Lovett, Vice President and
                              Chief Financial Offer
                            Telephone: (937) 415-3205
                            Facsimile: (937) 415-3113

The address or facsimile number of a party, for the purposes of this Section 11(e), may be changed by giving written notice to the other party of such change in the manner provided herein for
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giving notice. Unless and until such written notice is received, the addresses and facsimile numbers provided herein shall be deemed to continue in effect for all purposes hereunder.

                  (f) Amendment and Waiver. No amendment of any provision of this Agreement shall in any event be effective, unless the same shall be in writing and signed by the parties hereto. Any failure of any party to comply with any obligation, agreement or condition hereunder may only be waived in writing by the other party, but such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No failure by any party to take any action against any breach of this Agreement or default by the other party shall constitute a waiver of such party's right to enforce any provision hereof or to take any such action.

                  (g) Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, their respective subsidiaries and, subject to Section 11(b) hereof, their respective successors and assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

                  (h) Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which together shall constitute one and the same instrument. E&S shall execute this Agreement on behalf of itself and all of the E&S Subsidiaries and Evenflo shall execute this Agreement on behalf of itself and all of the Evenflo Subsidiaries.

                  (i) Headings; Pronouns and Conjunctions. The section and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Unless otherwise indicated herein or the context otherwise requires, the singular shall include the plural and the plural shall include the singular. The word "or" shall not be deemed inclusive.
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                  IN WITNESS WHEREOF, the parties hereto have caused this
Agreement to be duly executed as of August 20, 1998.



                                        EVENFLO & SPALDING HOLDINGS CORPORATION



                                        By: ____________________________________
                                            Name:
                                            Title:



                                        EVENFLO COMPANY, INC.



                                        By: ____________________________________
                                             Name:
                                             Title: